EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

CLAIRE’S INC.*

FIRST: The name of the corporation is Bauble Holdings Corp. (hereinafter the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 90,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”).

FIFTH: The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH: To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Article EIGHTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article EIGHTH at the time of such repeal or modification.

*	Restated to reflect amendments

NINTH: Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

TENTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ELEVENTH: The incorporator of the Corporation is Yelena Bond, whose mailing address is c/o Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia PA 19103.

The undersigned incorporator hereby acknowledges that the foregoing Certificate of Incorporation is her act and deed on this 19th day of March 2007.

/s/ Yelena Bond
Yelena Bond
Incorporator